Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-111899, 333-111900, 333-180017, and 333-217492 on Form S-8, and 333-236146 and 333-234253 on Form S-3 of our reports dated December 2, 2021, relating to the consolidated financial statements of Universal Technical Institute, Inc. and subsidiaries, and the effectiveness of Universal Technical Institute, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended September 30, 2021.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
December 2, 2021